FIRST AMENDMENT
TO
SEVERANCE/CHANGE IN CONTROL AGREEMENT
THIS FIRST AMENDMENT is dated as of June 13, 2016, between Hanesbrands Inc., a Maryland corporation (the “Company”), and Gerald W. Evans, Jr. (the “Executive”).
WHEREAS, the Executive and the Company are parties to a Severance/Change in Control Agreement dated December 18, 2008 (the “Agreement”); and
WHEREAS, in connection with the promotion of Executive to Chief Executive Officer of the Company the parties desire to amend the Agreement as provided in this First Amendment.
NOW, THEREFORE, the Agreement is hereby amended, effective October 1, 2016, as follows:

1.
Section 3(b)(i)(D) of the Agreement is amended by substituting the number “three” for the number “two”, and Section 3(b)(ii) of the Agreement is amended by substituting the number “36” for the number “24”.

2.	Section 3(k) of the Agreement is deleted in its entirety and replaced with the following:

“(k)
Excise Tax Adjustment. Subject to the limitation below, in the event that Executive becomes entitled to any payment or benefit under this section 3 (such benefits together with any other payments or benefits payable under any other agreement with, or plan or policy of, Company are referred to in the aggregate as the ‘Total Payments’), if all or any part of the Total Payments will, as determined by Company, be subject to the tax (the ‘Excise Tax’) imposed by Code Section 4999 (or any similar tax that may hereafter be imposed), then such payment shall be either: (i) provided to Executive in full, or (ii) provided to Executive to such lesser extent as would result in no portion of such payment being subject to such Excise Tax, whichever of the foregoing amounts, when taking into account applicable federal, state, local and foreign income and employment taxes, such Excise Tax, and any other applicable taxes, results in the receipt by Executive, on an after-tax basis, of the greatest amount of the payment, notwithstanding that all or some portion of such payment may be taxable under such Excise Tax. To the extent such payment needs to be reduced pursuant to the preceding sentence, reductions shall come from taxable amounts before non-taxable amounts and beginning with the payments otherwise scheduled to occur soonest. Executive agrees to cooperate fully with Company to determine the benefits applicable under this section. For purposes of determining whether any of the Total Payments will be subject to the Excise Tax, and the amounts of such Excise Tax, the following shall apply:

(i)
Any other payments or benefits received or to be received by Executive in connection with a Change in Control or Executive’s termination of employment (whether pursuant to the terms of this Agreement or any other plan, policy, arrangement or agreement with Company, or with any Person whose actions result in a Change in Control or any Person affiliated with Company or such Persons) shall be treated as ‘parachute payments’ within the meaning of Code

Section 280G(b)(2), and all ‘excess parachute payments’ within the meaning of Code Section 280G(b)(1) shall be treated as subject to the Excise Tax, unless in the opinion of Company’s tax counsel as supported by Company’s independent auditors and acceptable to Executive, such other payments or benefits (in whole or in part) do not constitute parachute payments, or unless such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Code Section 280G(b)(4) in excess of the base amount within the meaning of Code Section 280G(b)(3), or are otherwise not subject to the Excise Tax;

(ii)	The value of any noncash benefits or any deferred payment or benefit shall be determined by Company’s independent auditors in accordance with the principles of Code Sections 280G(d)(3) and (4);

(iii)
Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation, and state and local income taxes at the highest marginal rate of taxation in the state and locality of Executive’s residence on the Termination Date, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes; and

(iv)
In the event the Internal Revenue Service adjusts any item included in Company’s computations under this section 3(k) so that Executive did not receive the full net benefit intended under the provisions of this section 3(k), Company shall reimburse Executive for the full amount necessary to make Executive whole as determined by the Committee. Any such payment shall be treated for Section 409A purposes as a payment separate from the payment made pursuant to this subparagraph (k) immediately following Executive’s termination of employment and shall be made by Company to Executive within twenty (20) days of the date he remits the additional taxes as a result of such adjustment; provided, however, that no such payment shall be made following the calendar year after the calendar year in which such adjustment was made by the Internal Revenue Service.”

3.	This First Amendment may be executed in several counterparts, each of which shall be deemed an original and which together shall constitute but one and the same instrument.
IN WITNESS WHEREOF, the parties hereto have executed this First Amendment, as of the day and year first written above.
Hanesbrands Inc.

By: /s/ Richard A. Noll
Its: Chairman and Chief Executive Officer

Gerald W. Evans, Jr.
/s/ Gerald W. Evans, Jr.